================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JANUARY 24, 2001

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                    1-9210                95-4035997
  (State or other jurisdiction        (Commission           (I.R.S. Employer
       of incorporation)              File Number)         Identification No.)



              10889 WILSHIRE BOULEVARD
               LOS ANGELES, CALIFORNIA                          90024
      (Address of principal executive offices)                (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


================================================================================

Item 5.  Other Events and Regulation FD Disclosure
------   -----------------------------------------

     Occidental Petroleum Corporation announced earnings before special items for the fourth quarter 2000 of $349 million ($0.94 per share), an increase of greater than 80 percent, compared with $192 million ($0.52 per share) for the fourth quarter of 1999.

     Net income for the fourth quarter of 2000 was $333 million ($0.90 per share) compared with $383 million ($1.04 per share) for the corresponding period of 1999. The fourth quarter 2000 results included several special items which are discussed below in the respective operating sector's results. Sales for the fourth quarter of 2000 were $3.9 billion, a 50 percent increase from sales of $2.6 billion for the same period in 1999.

     Occidental's total net income for 2000 was $1.6 billion ($4.26 per share), compared with $448 million ($1.24 per share) for 1999. Earnings before special items were $1.3 billion ($3.60 per share) for 2000, compared with $253 million ($0.69 per share) for 1999. Sales increased to $13.6 billion for 2000 from $7.8 billion for 1999.

                       Total Debt Reduced by $2.8 Billion
                       ----------------------------------

     In announcing the results, Dr. Ray R. Irani, chairman and chief executive officer, said, "Earnings before special items for the entire year were $1.3 billion, the highest annual earnings in the company's history. The resulting free cash flow generated, along with proceeds from asset sales, enabled Occidental to significantly reduce total debt. Total debt at year-end was $6.4 billion, a reduction of $700 million from the end of the third quarter and $2.8 billion from the $9.2 billion pro forma level following the Altura acquisition."

     Dr. Irani also said, "Our year-end debt to capitalization ratio of 57 percent is the lowest in nearly a decade and we expect to drive that number lower in 2001."

                                  Oil and Gas
                                  -----------

     The oil and gas sector earned $763 million before special items, compared with $331 million for the fourth quarter of 1999. The improvement is primarily the result of higher worldwide crude oil and natural gas prices combined with increased domestic oil production volumes. Worldwide oil and gas production on a barrel of oil equivalent (BOE) basis was up more than 22 percent for the fourth quarter and over 8 percent for the year, compared with the same periods in 1999. The net increase in domestic production volumes, resulting from the acquisitions of Altura and THUMS in the second quarter of 2000, more than offsets lower international production mainly due to asset sales.

     Oil and gas earnings after special items were $770 million for the fourth quarter of 2000, compared with $756 million for the fourth quarter of 1999. The 2000 results included a $7 million tax benefit related to the sale of an office building. The 1999 results included: a $488 million benefit, net of tax, from the Chevron settlement; a $29 million loss, net of tax, related to the sale of producing assets in Peru; $25 million pre-tax charges for claims and settlements; and a $9 million charge for the write-down of a real estate investment to market value. Oil and gas earnings for the total year were $2.4 billion, the highest in Occidental's history.

                                   Chemicals
                                   ---------

     The chemical sector results before special items were a loss of $51 million for the fourth quarter of 2000, compared with earnings before special items of $70 million for the fourth quarter of 1999. The decline in earnings reflects higher energy and feedstock costs, lower sales volumes, and lower earnings from equity investments.

     Chemical results after special items for the fourth quarter of 2000 were a loss of $55 million, compared with a loss of $126 million for the fourth quarter of 1999. The 2000 results include the following special items: a $13 million after-tax gain, related to the sale of the Durez business; and other net charges of $17 million mainly related to the write-down or disposition of various assets. The 1999 results included pre-tax charges of $196 million to write-down impaired assets and provide for claims and settlements. Chemical earnings before special items for 2000 were $293 million compared with $147 million for 1999.

                                     Other
                                     -----

     Corporate unallocated other expenses were $92 million for the fourth quarter of 2000 compared with $12 million for the same period of 1999. The 2000 period included a $39 million preferred distribution to the Occidental Permian partners which is essentially offset by $38 million of interest income included in interest expense, net, and a $17 million litigation settlement.

     The fourth quarter of 1999 net income of $383 million was after an extraordinary loss of $104 million from retirement of debt.

                                      -0-

Contacts:  Howard Collins (media)
           310-443-6523
           Kenneth J. Huffman (investors)
           212-603-8183
On the Web: www.oxy.com

     Forward-looking statements and estimates regarding exploration and production activities, oil, gas and commodity chemical prices, operating costs and their related earnings effects in this release are based on assumptions concerning market, competitive, regulatory, environmental, operational and other conditions. Actual results could differ materially as a result of factors discussed in Occidental's Annual Report on Form 10-K.

SUMMARY OF DIVISIONAL NET SALES AND EARNINGS
(Millions, except per-share amounts)

                                     Fourth Quarter     Twelve Months
                                   ----------------  ----------------
Periods ended December 31             2000     1999     2000     1999
=================================  =======  =======  =======  =======

DIVISIONAL NET SALES (a)
   Oil and gas                     $ 3,145  $ 1,626  $ 9,779  $ 4,599
   Chemical                            797      942    3,795    3,221
                                   -------  -------  -------  -------
   Net sales                       $ 3,942  $ 2,568  $13,574  $ 7,820
=================================  =======  =======  =======  =======
DIVISIONAL EARNINGS (LOSS)
  Oil and gas                      $   770  $   756  $ 2,417  $ 1,267
  Chemical                             (55)    (126)     169      (37)
                                   -------  -------  -------  -------
                                       715      630    2,586    1,230
UNALLOCATED CORPORATE ITEMS
  Interest expense, net (b)            (80)    (111)    (380)    (468)
  Income taxes (c)                    (193)      (3)    (861)     (68)
  Trust preferred distributions
    & other                            (17)     (17)     (67)     (62)
  Other (d)                            (92)     (12)     291      (64)
                                   -------  -------  -------  -------

INCOME BEFORE EXTRAORDINARY
  ITEMS AND EFFECT OF CHANGES
  IN ACCOUNTING PRINCIPLES             333      487    1,569      568
  Extraordinary gain/(loss), net        --     (104)       1     (107)
  Cumulative effect of changes
    in accounting principles,
    net                                 --       --       --      (13)
                                   -------  -------  -------  -------
NET INCOME                             333      383    1,570      448

Effect of repurchase of Trust
  Preferred Securities                  --        1        1        1

Preferred dividends                     --       --       --       (7)
                                   -------  -------  -------  -------

EARNINGS APPLICABLE TO COMMON
   STOCK                           $   333  $   384  $ 1,571  $   442
                                   =======  =======  =======  =======

BASIC AND DILUTED EARNINGS
  PER COMMON SHARE
  Income before extraordinary
    items and effect of changes
    in accounting principles       $  0.90  $  1.33  $  4.26  $  1.58
  Extraordinary gain/(loss), net        --     (.29)      --     (.30)
  Cumulative effect of changes
    in accounting principles,
    net                                 --       --       --     (.04)
                                   -------  -------  -------  -------
                                   $  0.90  $  1.04  $  4.26  $  1.24
                                   =======  =======  =======  =======

AVERAGE BASIC COMMON SHARES
  OUTSTANDING                        369.8    367.7    369.0    355.4
=================================  =======  =======  =======  =======

See footnotes on following page.

(a) Occidental has implemented EITF Issue No. 00-10, "Shipping and Handling Fees and Costs" effective with the fourth quarter of 2000. As a result of this adoption, Occidental has added to both revenues and costs of sales amounts related to transportation costs that previously had been accounted for as deductions from revenues. There is no effect on income. Revenues have been increased as follows:

                             Fourth Quarter      Twelve Months
                             --------------      -------------
                             2000      1999      2000     1999
                             ====      ====      ====     ====
       Oil and gas              9         9        29       27
       Chemical                45        53       216      183
                             ----      ----      ----     ----
         Total                 54        62       245      210
                             ====      ====      ====     ====

(b) The fourth quarter and twelve months year-to-date 2000 include $38 million and $106 million, respectively, interest income on notes receivable from Altura partners.

(c) Includes an offset for charges and credits in lieu of U.S. federal income taxes allocated to the divisions. Oil and gas divisional earnings have been impacted by a credit of $7 million in the fourth quarter of 2000 and a charge of $260 million in the fourth quarter of 1999. The oil and gas fourth quarter of 2000 amount included a $7 million credit for the sale of an office building. The oil and gas fourth quarter of 1999 amount included a charge related to the Chevron litigation settlement and a credit for the loss on Peru producing properties. Chemical divisional earnings have been impacted by a charge of $5 million in the fourth quarter of 2000 and a credit of $4 million in the fourth quarter of 1999, respectively. The Chemical fourth quarter of 2000 amount included a $21 million charge related to the sale of the Durez business and a $12 million credit for the shutdown and liquidation of a chemical operation in Thailand.

(d) The fourth quarter and twelve months year-to-date 2000 include preferred distributions to the Occidental Permian partners of $39 million and $107 million, respectively. This is essentially offset by the interest income discussed in (b) above.

SUMMARY OF OPERATING STATISTICS

                                     Fourth Quarter     Twelve Months
                                   ----------------  ----------------
Periods ended December 31             2000     1999     2000     1999
=================================  =======  =======  =======  =======
NET OIL, GAS AND LIQUIDS
   PRODUCTION PER DAY

United States
  Liquids (MBBL)
    California                          75       52       70       52
    Permian                            136       13      101       13
    US Other                            --        8        1        8
                                   -------  -------  -------  -------
      Total                            211       73      172       73

  Natural Gas (MMCF)
    California                         316      303      306      287
    Hugoton                            166      161      168      172
    Permian                            162       53      119       55
    US Other                            --      138       66      148
                                   -------  -------  -------  -------
      Total                            644      655      659      662

Latin America
  Crude oil (MBBL)
    Colombia                            27       38       32       43
    Ecuador                             12       14       17       15
    Peru                                --       26       --       38
                                   -------  -------  -------  -------
      Total                             39       78       49       96

Eastern Hemisphere
  Crude oil (MBBL)
    Oman                                 9       13        9       15
    Pakistan                             5        5        6        5
    Qatar                               48       49       49       58
    Russia                              27       26       26       27
    Yemen                               31       33       32       32
                                   -------  -------  -------  -------
      Total                            120      126      122      137

  Natural Gas (MMCF)
    Bangladesh                          --       --       --        8
    Pakistan                            49       52       49       44
                                   -------  -------  -------  -------
      Total                             49       52       49       52

  Barrels of Oil Equivalent (MBOE)     485      395      461      425

CAPITAL EXPENDITURES (millions)    $   344  $   218  $   952  $   601
                                   =======  =======  =======  =======

DEPRECIATION, DEPLETION AND
 AMORTIZATION OF ASSETS (millions) $   214  $   207  $   901  $   805
=================================  =======  =======  =======  =======

Item 9.  Regulation FD Disclosure
---------------------------------

    Text of Speech by Stephen I. Chazen, Executive Vice President - Corporate
    -------------------------------------------------------------------------
                     Development and Chief Financial Officer
                     ---------------------------------------

                        Occidental Petroleum Corporation

                                 STEPHEN CHAZEN
                           Chief Financial Officer and
                Executive Vice President - Corporate Development

                               - Conference Call -
                   Fourth Quarter 2000 Earnings Announcement

                                January 24, 2001
                             Los Angeles, California

     Good morning, and thank you for joining us.

     Most, if not all, of you have already received a copy of the press release announcing our fourth quarter earnings along with the Investor Relations Supplemental Schedules. If you haven't received them, you can find them on our website oxy.com or through the SEC's EDGAR system.

     Income before special items for our fourth quarter last year was $349 million, or $0.94 per share. That represents an 80-percent increase above the $192 million, or $0.52 per share, we earned in the fourth quarter of 1999. The change was due to the following factors:

o Production increased from 395,000 barrels of oil equivalent per day to 485,000 barrels -- for an increase of 23-percent.

o The average price for West Texas Intermediate increased from $24.54 per barrel to $31.86.

o Natural gas prices more than doubled from $2.52 per thousand cubic feet to $5.31.

o Chemical earnings before special items declined from a positive $70 million to a negative $51 million.

o    Interest expense increased from $111 million to $118 million.

     The changes in interest expense and production were due primarily to the April acquisition of the Altura assets.

     Special items reduced earnings by $16 million, or $0.04 per share. The most significant special item involved the settlement of a lawsuit.

     For the year, we earned $1.57 billion, or $4.26 per share. Before special items the earnings were $1.3 billion, or $3.60 per share.

     The most significant special item in 2000 was the sale of our interest in Canadian Occidental that accounted for a pre-tax gain of approximately $493 million.

     The results for the year were driven by the following items compared to 1999:

     o Oil and gas production increased by 8-percent -- from 425,000 to 461,000 BOE.

     o Oil prices increased by 57-percent -- from an average WTI price of $19.25 per barrel to $30.20.

     o Natural gas price realizations increased by 73-percent -- from $2.19 to $3.79 per MCF.

     o And, finally, chemical earnings before special items for the year were nearly double the 1999 earnings.

     Oil and gas sector earnings increased for the ninth consecutive quarter and each of the last six quarters set new records. Exploration expense declined in the fourth quarter compared to the third quarter by $14 million -- from $44 million to $30 million.

     The most significant change in the oil and gas results for the quarter was the increase in natural gas prices which accounted for $49 million in improvements over the third quarter results. In the late fall, the differential between the Henry Hub and the California border gas prices began to grow so that California prices were much higher than the NYMEX index. The California border and Henry Hub prices are usually close to the same value, but the differential widened sharply in December and remains very volatile on a day-to-day basis. Currently, the differential is in excess of $3.00 per MCF. Because we book our December production in January, this effect will not show up until the first quarter of 2001. We produce and market about 300 million cubic feet of gas per day in California.

     The chemical sector reported a loss of $51 million for the fourth quarter, compared with a profit of $47 million in the third quarter. The biggest change from quarter-to-quarter came from our equity investment in petrochemicals that went from a profit of $20 million in the third quarter to a loss of $34 million in the fourth quarter.

     As we discussed in our third quarter conference call, the widely reported slowdown in the economy reduced operating rates in petrochemicals and our chlor-alkai/vinyls business to the low 80-percent level. These low operating rates are continuing in the first quarter. Normally, the chemical industry is profitable when operating rates range from the high 80s to low 90s. Under current conditions, we're unable to pass through to our customers the full cost of higher electricity and natural gas prices.

     During the fourth quarter we reduced total debt -- which includes preferred stock, advanced gas sales, the Altura non-recourse debt and Oxy's corporate debt -- by $700 million to $6.356 billion. This is $650 million below our announced year-end target of $7.0 billion and $2.8 billion below our pro-forma debt at the time of the Altura acquisition in April of last year. About 45-percent of the cash used to pay down debt came from asset sales, with the rest coming from operations.

     The Altura non-recourse debt declined from $2.4 billion in April to $1.9 billion at year-end. The $500 million decrease represents Altura's cash flow after interest and capital.

     Interest expense declined $17 million from the third to the fourth quarter. Lower debt levels and somewhat lower interest rates will result in a further decline in interest expense in the first quarter.

     Capital spending of $952 million for the year 2000 was $351 million higher than 1999 expenditures.

     Now I'd like to turn the conference call over to Dr. Ray Irani, Chairman and CEO.


    Text of Speech by Dr. Ray R. Irani, Chairman and Chief Executive Officer
    ------------------------------------------------------------------------

                        Occidental Petroleum Corporation

                                DR. RAY R. IRANI
                       Chairman and Chief Executive Office

                               - Conference Call -
                    Fourth Quarter 2000 Earnings Announcement

                                January 24, 2001
                             Los Angeles, California

     Thank you, Steve. As Steve reported, we had another strong quarter that caps off the best year in Occidental's history. The continued strength in oil prices throughout 2000 and the sharp increase in natural gas prices late in the second half of the year were key elements in our strong financial performance.

     The extensive restructuring of our oil and gas business that has resulted in an improved mix of long-lived oil and gas assets allowed us to maximize the benefits of lower costs and higher energy prices throughout 2000. We also are off to a strong start this year due to the further strengthening of gas prices in the first quarter.

     Our strategy of growing our business by focusing on larger, competitive core assets with economies of scale to drive down costs has produced four consecutive quarters of record oil and gas recurring earnings in 2000. The oil and gas division could set yet another quarterly earnings record in the first quarter this year if current market conditions persist.

     The completion of the Altura and THUMS acquisitions early in the second quarter of 2000 has proved to be very timely in allowing us to catch the peak of the recent wave of high energy prices. In addition, our decision to maximize gas sales from Elk Hills has positioned the company to take full advantage of the unique opportunities in California's exceptionally strong energy price environment.

     The integration of the Altura assets with our existing Permian operations has been a tremendous success. Production in our Permian Basin properties averaged about 163,000 barrels of oil equivalent per day in the fourth quarter, well ahead of our original forecast for these assets. We are proceeding with the implementation of the CO2 flood program in the Cogdell field in the

Permian Basin. When fully implemented, this program will increase Cogdell production by 7,000 BOE per day. We also are continuing to reduce our costs in the Permian Basin.

     The financial results from our Elk Hills, Permian Basin and THUMS operations were excellent in 2000, and all three are off to an exceptionally strong start in the first quarter of 2001. In 2000, these properties accounted for approximately $1.5 billion in operating cash flow after capital, and I would remind everyone that we owned Altura and THUMS for just over 8 months in 2000.

     While high energy prices have been a boon to our oil and gas business, they have adversely impacted our energy-intensive chemicals operations through substantial increases in electric power and feedstock costs. During the first half of the year we succeeded in passing along those costs to our customers in the form of product price increases while demand in our key product markets remained strong. During the second half of the year, a significant slowing in the rate of economic growth has undermined demand -- especially in the fourth quarter -- and accentuated the problem of continuing high energy and feedstock costs.

     After an exceptionally robust first half, PVC demand growth fell off sharply in the second half of the year due to slower growth in construction markets and inventory de-stocking. The moderation in PVC demand tempered demand growth for chlorine that, in turn, caused a tightening in the caustic soda markets, resulting in higher prices for caustic soda. If the economy improves in the second half of the year, as many expect, we should see a strengthening of the PVC markets.

     In petrochemicals, the current operating rates, as Steve indicated, are currently in the low 80-percent range. The start-up of new petrochemicals capacity and continued high feedstock costs this year will make a meaningful recovery in the near-term very difficult.

     In the meantime, we are continuing to focus on reducing costs and improving the efficiency of our operations.

     Steve has reviewed our achievements in the area of debt reduction. Last April, when we set our target to reduce debt by $2 billion by year-end 2000, some people thought we were being too aggressive. But we beat that target by $800 million and reduced our total debt by about $2.8 billion from the pro-forma high point following the acquisition of Altura and THUMS last April. We ended the year with a debt-to-capitalization ratio of 57%, our lowest level in nearly a decade.

     Last year I said that one of our goals is to maintain the momentum of our debt reduction initiatives into 2001, and we expect to achieve additional debt reduction from free cash flow this year.

     Our capital budget this year will be approximately $1.1 billion, including $1 billion for oil and gas and $100 million for chemicals.

     As I indicated earlier, we're already off to a strong start in the first quarter due in part to exceptionally high gas prices that are driven by a combination of cold weather in much of the country and increased electric power demand in the west -- particularly in California.

     Last year, we also devoted a considerable amount of attention to developing new business opportunities in the Middle East that included opening a business development office in Dubai. These efforts are already beginning to show promise.

     We and our partners at Enron were selected by the Saudi government to bid on two of the three new natural gas core ventures the Kingdom has approved for implementation. Both projects include upstream gas exploration, development and production. They also include midstream gathering, processing and transmission -- as well as power generation, water desalination and petrochemical projects.

     We've signed a letter of intent, and we're in the process of finalizing our proposals. We expect both of these projects to get under way before the end of this year, and we hope to have a substantial role in each of them.

     In addition, we recently received a package of materials from the Kuwaiti government to facilitate our preparation of proposals for the enhanced development of major producing fields in the northern part of the country.

     We're also evaluating a series of opportunities in other parts of the Middle East -- including Libya. Oxy has a long track record of success in Libya, but the timing of our return is contingent upon a shift in U.S. policy permitting U.S. companies to resume operation of their existing Libyan assets.

     In Yemen, we're continuing to add new, high potential exploration blocks that complement our producing operations in Masila and East Shabwa. In addition to the four Northern Border Blocks adjacent to Saudi Arabia and Block 20 in the west-central part of the country, we recently signed a production sharing agreement for Block 44 located just to the north of Masila in the Sayun-Masila Basin. Yesterday, our partner Nexen announced that we had signed a memorandum of understanding to explore Block 59 that borders on Saudi Arabia. We will hold a 40-percent working interest in the block.

     I'm going to conclude with some brief comments about reserve additions and finding costs. Proved reserve additions, excluding acquisitions and asset sales, replaced 119-percent of our 2000 production of 169 million BOE. This translates to a finding and development cost of $3.72 per BOE. Proved reserve additions from all sources, including the net effect of acquisitions and property sales, replaced 588-percent of our 2000 production. Finding and development costs, including acquisitions, were $3.80 per BOE.

     Our year-end 2000 proved reserves were 2.17 billion BOE, or 61-percent higher than the 1.35 billion BOE we reported at year-end 1999, and our yearend reserves-to-production ratio of 12.9 years represents a 48-percent increase from our year-end 1999 R/P ratio of 8.7 years.

     Putting all of this together, we expect a very strong first quarter with significant net debt reduction.

     Thank you -- and we're now ready to answer questions.

                        Supplemental Investor Information
                        ---------------------------------

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                               2000 FOURTH QUARTER
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                            EARNINGS
                                         REPORTED                                            BEFORE
                                          INCOME       ADJUSTMENTS                        SPECIAL ITEMS
                                         --------      -----------                        -------------
Oil & Gas                                $    770             (7) Office building sale      $    763
Chemical                                      (55)           (13) Durez sale                     (51)
                                                              17  Net other charges
                                                                  including write-downs
Corporate
    Interest-Permian Non-recourse debt        (39)                                               (39)
    Interest - all others                     (79)                                               (79)
    Taxes                                    (193)             2 Tax effect of adjustments      (191)
    Trust Pfd Distributions & Other           (17)                                               (17)
    Other                                     (54)            17 Litigation settlement           (37)
                                         --------       --------                            --------
NET INCOME                               $    333       $     16                            $    349
                                         ========       ========                            ========

BASIC EARNINGS PER SHARE                 $   0.90                                           $   0.94
                                         ========                                           ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                               1999 FOURTH QUARTER
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                                        EARNINGS
                                         REPORTED                                                        BEFORE
                                          INCOME       ADJUSTMENTS                                    SPECIAL ITEMS
                                         --------      -----------                                    -------------
Oil & Gas                                $    756       $   (488) Chevron settlement, net of tax        $   331
                                                              29  Peru asset write-down
                                                              25  Claims and settlements
                                                               9  Office building write-down
Chemical                                     (126)           159  Domestic and foreign asset writedowns      70
                                                              28  Share of Equistar writedowns
                                                               9  Claims and settlements
Corporate
    Interest                                 (111)                                                         (111)
    Taxes                                      (3)           (66) Tax effect of adjustments                 (69)
    Trust Pfd Distributions & Other           (17)                                                          (17)
    Other                                     (12)                                                          (12)
                                         --------       --------                                        --------
INCOME FROM CONTINUING OPS               $    487       $   (295)                                       $    192
Extraordinary Items, net of tax              (104)           104  Early debt retirement                       --
                                         --------       --------                                        --------
NET INCOME                               $    383       $   (191)                                       $    192
                                         ========       ========                                        ========

BASIC EARNINGS PER SHARE
   CONTINUING OPERATIONS                 $   1.33                                                       $   0.52
   EXTRAORDINARY ITEMS, NET OF TAX       $  (0.29)                                                      $     --
                                         ========                                                       ========
                                         $   1.04                                                       $   0.52
                                         ========                                                       ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                 TOTAL YEAR 2000
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                            EARNINGS
                                         REPORTED                                            BEFORE
                                          INCOME       ADJUSTMENTS                        SPECIAL ITEMS
                                         --------      -----------                        -------------
Oil & Gas                                   2,417            (39) Gulf of Mexico-VPP        $  2,404
                                                             (41) TransCanada buyout
                                                              14  Sale of office building
                                                              53  Asset writedowns
Chemical                                      169            120  Specialty write-down           293
                                                             (13) Durez sale
                                                              17  Net other charges
                                                                  including write-downs
Corporate
    Interest-Permian non-recourse debt       (119)                                              (119)
    Interest - all others                    (367)                                              (367)
    Taxes                                    (861)           133 Tax effect of adjustments      (728)
    Trust Pfd Distributions & Other           (67)                                               (67)
    Other                                     397           (493) CanOxy gain                    (90)
                                                              17  Litigation settlement
                                                             (11) OIL dividend
                                         --------       --------                            --------
INCOME BEFORE EXTRAORDINARY ITEMS           1,569           (243)                              1,326
Extraordinary Items                             1             (1) Early debt retirement           --
                                         --------       --------                            --------
  NET INCOME                             $  1,570       $   (244)                           $  1,326
                                         ========       ========                            ========

Income Before Extraordinary Items        $   4.26                                           $   3.60
Extraordinary Items                            --                                                 --
                                         --------                                           --------
BASIC EARNINGS PER SHARE                 $   4.26                                           $   3.60
                                         ========                                           ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                 TOTAL YEAR 1999
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                                        EARNINGS
                                         REPORTED                                                        BEFORE
                                          INCOME       ADJUSTMENTS                                    SPECIAL ITEMS
                                         --------      -----------                                    -------------
Oil & Gas                                $  1,267           (488) Chevron settlement, net of tax        $    841
                                                             (11) Netherland contingency payment
                                                              29  Peru asset write-down
                                                              25  Claims and settlements
                                                              10  Relocation
                                                               9  Office building writedown
Chemical                                      (37)           (12) Equistar compounds gain                    147
                                                             159  Domestic & foreign asset writedowns
                                                              28  Share of Equistar write-downs
                                                               9  Claims and settlements
Corporate
    Interest-all others                      (468)                                                          (468)
    Taxes                                     (68)           (55) Tax effect of adjustments                 (123)
    Trust Pfd Distributions & Other           (62)                                                           (62)
    Other                                     (64)           (18) OIL Insurance Dividend                     (82)
                                         --------       --------                                        --------
Income Before Extraordinary Items and    $    568       $   (315)                                       $    253
Changes in Accounting Principles
Extraordinary Items, net                     (107)           107  Early debt retirement                       --
Change in Acct. Principle                     (13)            13  Change in Acct. Principle                   --
                                         --------       --------                                        --------
NET INCOME                               $    448       $   (195)                                       $    253
                                         ========       ========                                        ========


BASIC EARNINGS PER SHARE
    CONTINUING OPERATIONS                $   1.58                                                       $   0.69
     EXTRAORDINARY ITEMS, NET               (0.30)                                                            --
     CHANGE IN ACCT. PRINCIPLES, NET        (0.04)                                                            --
                                         --------                                                       --------
BASIC EARNINGS PER SHARE                 $   1.24                                                       $   0.69
                                         ========                                                       ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                      2000 FOURTH QUARTER NET INCOME (LOSS)
                           REPORTED INCOME COMPARISON

                                          FOURTH        THIRD
                                         QUARTER       QUARTER
                                           2000          2000          H/(L)
                                         --------      --------      --------
OIL & GAS                                $    770      $    696      $     74

CHEMICAL                                      (55)           47          (102)

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (39)          (44)            5

   INTEREST - ALL OTHERS                      (79)          (91)           12

   TAXES                                     (193)         (169)          (24)

   TRUST PFD DISTRIBUTIONS & OTHER            (17)          (17)            0

   OTHER                                      (54)          (21)          (33)
                                         --------      --------      --------
INCOME BEFORE EXTRAORDINARY ITEMS             333           401           (68)

EXTRAORDINARY ITEMS                             0             1            (1)
                                         --------      --------      --------
   NET INCOME                            $    333      $    402     ($     69)
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   0.90      $   1.09     ($   0.19)
                                         ========      ========      ========

EFFECTIVE TAX RATE                            36%           34%            2%
                                         ========      ========      ========

================================================================================


                              OCCIDENTAL PETROLEUM
                      2000 FOURTH QUARTER NET INCOME (LOSS)
                     INCOME BEFORE SPECIAL ITEMS COMPARISON

                                          FOURTH        THIRD
                                         QUARTER       QUARTER
                                           2000          2000          H/(L)
                                         --------      --------      --------
OIL & GAS                                $    763      $    690      $     73

CHEMICAL                                      (51)           47           (98)

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (39)          (44)            5

   INTEREST - ALL OTHERS                      (79)          (91)           12

   TAXES                                     (191)         (194)            3

   TRUST PFD DISTRIBUTIONS & OTHER            (17)          (17)            0

   OTHER                                      (37)          (21)          (16)
                                         --------      --------      --------
   NET INCOME                            $    349      $    370     ($     21)
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   0.94      $   1.00     ($   0.06)
                                         ========      ========      ========

EFFECTIVE TAX RATE                            35%           34%            1%
                                         ========      ========      ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   OIL & GAS

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2000 4th Quarter                                $    763
2000 3rd Quarter                                     690
                                                --------
                                                $     73
                                                ========


Price Variance                                  $     60

Volume Variance                                       (5)

Exploration Expense Variance                          13

Others                                                 5

                                                --------

                               TOTAL VARIANCE   $     73
                                                ========

--------------------------------------------------------------------------------


                              OCCIDENTAL PETROLEUM
                                    CHEMICAL

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2000 4th Quarter                               ($     51)
2000 3rd Quarter                                      47
                                                --------
                                               ($     98)
                                                ========


Sales Price                                    ($     42)

Sales Volume/Mix                                     (18)

Operations/Manufacturing                              (5) *

All Other                                            (33)

                                                --------

                               TOTAL VARIANCE  ($     98)
                                                ========

*  Higher energy and feedstock costs.

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                      2000 FOURTH QUARTER NET INCOME (LOSS)
                           REPORTED INCOME COMPARISON

                                          FOURTH        FOURTH
                                         QUARTER       QUARTER
                                           2000          1999          H/(L)
                                         --------      --------      --------
OIL & GAS                                $    770      $    756      $     14

CHEMICAL                                      (55)         (126)           71

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (39)            0           (39)

   INTEREST - ALL OTHERS                      (79)         (111)           32

   TAXES                                     (193)           (3)         (190)

   TRUST PFD DISTRIBUTIONS & OTHER            (17)          (17)            0

   OTHER                                      (54)          (12)          (42)
                                         --------      --------      --------
INCOME BEFORE EXTRAORDINARY ITEMS             333           487          (154)

EXTRAORDINARY ITEMS                             0          (104)          104
                                         --------      --------      --------
   NET INCOME                            $    333      $    383     ($     50)
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   0.90      $   1.04     ($   0.14)
                                         ========      ========      ========

EFFECTIVE TAX RATE                            36%           35%            1%
                                         ========      ========      ========

================================================================================


                              OCCIDENTAL PETROLEUM
                      2000 FOURTH QUARTER NET INCOME (LOSS)
                     INCOME BEFORE SPECIAL ITEMS COMPARISON

                                          FOURTH        FOURTH
                                         QUARTER       QUARTER
                                           2000          1999          H/(L)
                                         --------      --------      --------
OIL & GAS                                $    763      $    331      $    432

CHEMICAL                                      (51)           70          (121)

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (39)            0           (39)

   INTEREST - ALL OTHERS                      (79)         (111)           32

   TAXES                                     (191)          (69)         (122)

   TRUST PFD DISTRIBUTIONS & OTHER            (17)          (17)            0

   OTHER                                      (37)          (12)          (25)
                                         --------      --------      --------
   NET INCOME                            $    349      $    192      $    157
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   0.94      $   0.52      $   0.42
                                         ========      ========      ========

EFFECTIVE TAX RATE                            35%           25%           10%
                                         ========      ========      ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   OIL & GAS

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2000 4th Quarter                                $    763
1999 4th Quarter                                     331
                                                --------
                                                $    432
                                                ========


Price Variance*                                 $    236

Volume Variance*                                     (33)

Altura & THUMS                                       249

Exploration Expense Variance                         (18)

Others                                                (2)

                                                --------

                               TOTAL VARIANCE   $    432
                                                ========

* Excludes Altura & THUMS
--------------------------------------------------------------------------------


                              OCCIDENTAL PETROLEUM
                                    CHEMICAL

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2000 4th Quarter                               ($     51)
1999 4th Quarter                                      70
                                                --------
                                               ($    121)
                                                ========


Sales Price                                     $      6

Sales Volume/Mix                                     (35)

Operations/Manufacturing                             (40) *

All Other                                            (52)

                                                --------

                               TOTAL VARIANCE  ($    121)
                                                ========

*  Higher energy and feedstock costs.

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                        SUMMARY OF OPERATING STATISTICS
                        -------------------------------

                                      FOURTH QUARTER          TWELVE MONTHS
                                      2000      1999          2000     1999
                                      ----      ----          ----     ----
NET PRODUCTION PER DAY:
  UNITED STATES
    LIQUIDS (MBL)
                      California        75        52            70       52
                         Permian       136        13           101       13
                        US Other         0         8             1        8
                                      ----      ----          ----     ----
                           TOTAL       211        73           172       73
    NATURAL GAS (MMCF)
                      California       316       303           306      287
                         Hugoton       166       161           168      172
                         Permian       162        53           119       55
                        US Other         0       138            66      148
                                      ----      ----          ----     ----
                           TOTAL       644       655           659      662

  LATIN AMERICA
    CRUDE OIL (MBL)
                        Colombia        27        38            32       43
                         Ecuador        12        14            17       15
                            Peru         0        26             0       38
                                      ----      ----          ----     ----
                           TOTAL        39        78            49       96

  EASTERN HEMISPHERE
    CRUDE OIL (MBL)
                            Oman         9        13             9       15
                        Pakistan         5         5             6        5
                           Qatar        48        49            49       58
                          Russia        27        26            26       27
                           Yemen        31        33            32       32
                                      ----      ----          ----     ----
                           TOTAL       120       126           122      137

    NATURAL GAS (MMCF)
                      Bangladesh        --        --            --        8
                        Pakistan        49        52            49       44
                                      ----      ----          ----     ----
                           TOTAL        49        52            49       52

BARRELS OF OIL EQUIVALENT (MBOE)       485       395           461      425

--------------------------------------------------------------------------------
The increase in the fourth quarter of 2000 was due primarily to the United States oil production from the Altura and THUMS properties. United States oil production in fourth quarter 2000 was 211,000 barrels per day versus 73,000 barrels per day for the same period of 1999. Partially offsetting this increase is a reduction in fourth quarter 2000 oil production from Latin America compared to the 1999 fourth quarter due to the sale of producing properties in Peru in December of 1999 and lower production from Colombia.

Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS

                                  FOURTH QUARTER       TWELVE MONTHS
                                  2000      1999       2000     1999
                                  ----      ----       ----     ----
WTI                            $ 31.86   $ 24.54    $ 30.20  $ 19.25
NYMEX                          $  5.31   $  2.52    $  3.79  $  2.19

OIL & GAS:
----------
   PRICES
   UNITED STATES
   Crude Oil ($/BBL)             27.72     20.76      26.66    15.81
   Natural gas ($/MCF)            4.91      2.52       3.66     2.09

   LATIN AMERICA
   Crude oil ($/BBL)             25.53     19.31      26.01    13.20

   EASTERN HEMISPHERE
   Crude oil ($/BBL)             26.32     22.35      25.14    15.86
   Natural Gas ($/MCF)            2.56      1.25       1.99     1.17

West Texas Intermediate (WTI) oil prices averaged $31.86 per barrel for the fourth quarter of 2000, a 30 percent increase from the $24.54 per barrel WTI price for the same period in 1999. United States natural gas prices in the fourth quarter of 2000 averaged $4.91 per MCF. This price is a 95 percent increase from the 1999 fourth quarter price of $2.52 per MCF and a 17 percent increase from the third quarter 2000 price of $4.18 per MCF. California currently accounts for about 45 percent of Oxy's U.S. gas production. The differential between California and NYMEX began to increase starting in September. Oxy's fourth quarter 2000 average gas price reflects production and prices for the months of September, October, and November because we have a one-month lag in reporting gas production. Accordingly, the impact of higher gas prices in the California market for December 2000 will be reflected in the first quarter 2001 results.

                                  FOURTH QUARTER       TWELVE MONTHS
                                  2000      1999       2000     1999
                                  ----      ----       ----     ----
EXPLORATION EXPENSE
  Domestic                        $ 17      $ 10       $ 63     $ 54
  Latin America                      8         0         22        2
  Eastern Hemisphere                 5         2          9       19
                                  --------------       -------------
          TOTAL                   $ 30      $ 12       $ 94     $ 75
                                  ==============       =============

Investor Relations Supplemental Schedules

[OXY LOGO]

                                     ALTURA
                             AS OF DECEMBER 31, 2000

                                            2000
                                            ----
NET PRODUCTION PER DAY:
                Oil (MBO)                    106
                Gas (MMCF)                   104
                NGL's (MB)                    19
                BOE                          142

* For the period April 19 to December 31.

NON RECOURSE DEBT ($ MILLIONS)
        As of April 19, 2000              $  2,400
        As of December 31, 2000              1,900
                                          --------
        DEBT REDUCTION                    $    500
                                          ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   CHEMICALS
                                VOLUME (M TONS)

                                  FOURTH QUARTER       TWELVE MONTHS
                                  2000      1999       2000     1999
                                  ----      ----       ----     ----
MAJOR PRODUCTS
 Chlorine                          683       883      2,977    3,230
 Caustic                           698       833      3,165    3,223
 Ethylene Dichloride               306       312        979    1,080
 PVC Resins                        408       481      1,758    1,925

                                   CHEMICALS
                                 PRICES (INDEX)

                                  FOURTH QUARTER       TWELVE MONTHS
                                  2000      1999       2000     1999
                                  ----      ----       ----     ----
MAJOR PRODUCTS
 Chlorine                         1.50      0.97       1.58     0.79
 Caustic                          0.81      0.62       0.69     0.66
 Ethylene Dichloride              0.91      1.41       1.37     0.97
 PVC Resins                       0.82      0.85       0.95     0.70

CHLORINE                                  OXYCHEM      INDUSTRY (Chlorine Institute)
--------                                  -------      --------
Operating Rate (U.S.): 4Q-00               83.4%         87.8%
    Full Year 2000                         91.9%         92.0%

OxyChem Commentary
------------------
o Chlorine experienced price weakness during the 4th quarter due to softness in the vinyls segment. Full Year 2000 chlorine prices improved $65/ton over 1999.

o For the 4th quarter, OxyChem's average net prices fell $26/ton over 3rd quarter.

o Demand to the vinyls segment weakened through the second half of 2000 and is not expected to significantly rebound until the 2nd quarter of 2001.

o The sharp rise in power and natural gas costs have significantly squeezed margins. Natural Gas costs increased in the 4th quarter to $5.58/MMBTU compared to $4.47/MMBTU during the 3rd quarter.


Industry Commentary (CMAI)
-------------------
o Reduced demand into the vinyls industry introduced additional product into the spot market. Spot prices dropped during the quarter to $80-$90/ton in December and are expected to remain under pressure in the 1st quarter of 2001.

Investor Relations Supplemental Schedules

[OXY LOGO]

o Although the 2nd half of 2000 experienced a softening of prices, very little new chlorine capacity will be brought online during the next 12 months.

o U.S. chlorine demand experienced growth of 2.1% (estimate) in 2000, with most of the increase occurring in the first half of the year. Consumption into the vinyls sector is forecast to pick-up starting in the late 1st quarter or the 2nd quarter of 2001.

Influencing Factors
-------------------
Demand in the vinyl's sector will be adversely affected by reduced housing/construction demand and the general economic slowdown. With limited new production capacity, returning demand will drive long-term volume and upward price pressures.

CAUSTIC
-------

OxyChem  Commentary
-------------------
o OxyChem's 4th quarter average net domestic prices rose $36/ton due to the continued implementation of price increases. These price improvements will improve 1st quarter and future realized net values.

o Inventories remained essentially flat for the 4th quarter but are down significantly for the year.

Industry Commentary (CMAI)
-------------------
o Spot prices reached a level of $345/DST in December due to the tight supply position. An additional $50/DST price increase has been announced for February implementation. However, domestic demand for additional material is subdued as buyers are exhibiting caution due to the general economic slowdown.

o U.S. demand rose 1.5% (estimated) in 2000 compared 1999 and total demand (including exports) rose 3.6%. U.S. production grew an estimated 2.8% versus 1999. However, virtually all of the growth was realized in the first half of the year (7%) as demand was flat in the second half versus 1999. Operation rates declined from 97.2% in January 2000 to a low of 87% (estimated) in December.

Influencing Factors
-------------------
Lower operating rates will continue to limit supply and allow price improvements. Demand remains strong.

EDC
---

OxyChem Commentary
------------------
o Continued demand weakness into the PVC/VCM markets is providing downward price pressure. Price weakness is expected to continue in 2001.

Investor Relations Supplemental Schedules

[OXY LOGO]

Industry Commentary (CMAI)
-------------------
o Export prices fell to 7.50-8.50 cents/lb (FOB U.S. Gulf Coast) for December shipments.

o    Demand remains weak with indications that inventories in Asia remain high.

Influencing Factors
-------------------
Declining demand into the vinyls segment continued to soften pricing from all-time highs in the 2nd quarter.

PVC/VCM                          OXYCHEM      INDUSTRY (CHEM DATA)
--------                         -------      --------
Operating Rates (U.S.): 4Q-00      78%           84%
     Full Year 2000                90%           88%

OxyChem Commentary
------------------
o Domestic PVC prices continued to decrease since the peak in May, as an overall slow down in the economy remained through the 4th quarter.

o Domestic demand weakness continued through the 4th quarter with continued inventory adjustments at all levels in order to meet year-end inventory targets.

o Export prices to Asia dropped substantially during the 4th quarter. Prices began the quarter at $680/MT CFR but fell rapidly to $550/MT CFR for December shipment. Prices to Latin America also declined from $585-$650/MT CFR to a level of $515-$600/MT CFR.

o Domestic VCM prices settled at 23.75 cents/lb in October, 22.50 cents/lb in November and declined to 22.25 cents/lb in December.

o The VCM Export price from the U.S. started the 4th quarter at $430-$440/MT FOB U.S. Gulf Coast but ended the quarter at $330-$340/MT FOB U.S. Gulf Coast due to downward pressure of spot export PVC.

Industry Commentary (CMAI)
-------------------
o PVC prices remain under downward pressure due to weak demand in all regions. PVC export prices remain under pressure due to increased availability from the U.S., Europe and the Middle East targeting Asia.

o    VCM demand has weakened for both domestic and export shipments.

Influencing Factors
-------------------

Product prices remain under downward pressure from weak demand in all regions. Long term, capacity limitations and demand strength will continue to drive product prices and volumes.

Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS
                        -------------------------------

                                  FOURTH QUARTER      TWELVE MONTHS
                                  2000      1999      2000     1999
                                  ----      ----      ----     ----
CAPITAL EXPENDITURES ($MM)
  Oil & Gas
    California                    $ 69      $ 47      $201     $112
    Permian                         74         5       162        7
    Other - U.S.                    24        52        94      127
    Latin America                   26         6        85       19
    Eastern Hemisphere              79        58       249      209
  Chemicals                         71        42       155      116
  Corporate                          1         8         6       11
                                  --------------      -------------
        TOTAL                     $344      $218      $952     $601
                                  ==============      =============

DEPRECIATION, DEPLETION &
 AMORTIZATION OF ASSETS ($MM)
  Oil & Gas
    Domestic                      $112       $84      $452     $313
    Latin America                    5        10        35       57
    Eastern Hemisphere              42        47       183      207
  Chemicals                         45        53       190      190
  Corporate                         10        13        41       38
                                  --------------      -------------
        TOTAL                     $214      $207      $901     $805
                                  ==============      =============

For 2001, we expect that depreciation, depletion and amortization will equal our capital expenditures of approximately $1.1 billion and that the remaining free cash flow will be used to achieve additional debt reduction.

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   CORPORATE
                                  ($ MILLIONS)

CAPITALIZATION
                                                       31-Dec-00       31-Dec-99
                                                       ---------       ---------
Oxy Long-Term Debt (including current maturities)          3,541           4,372

Permian Non-Recourse Debt                                  1,900              --

Gas Sales Obligation (current and non-current)               411             533

Trust Preferred Securities                                   473             486

Others                                                        31              57
                                                       ---------       ---------
                        TOTAL DEBT                         6,356           5,448
                                                       =========       =========


EQUITY                                                     4,774           3,523
                                                       =========       =========

Debt at year-end 2000 was $6.356 billion and the debt to capitalization ratio was 57 percent, the lowest in nearly a decade. Of the total debt, the Altura non-recourse debt was $1.9 billion, a decrease of $500 million in the eight months since the date of acquisition. Oxy's debt, excluding the non-recourse debt, at year-end 2000 was $4.456 billion, which is almost a billion dollars below the debt at year-end 1999.

Investor Relations Supplemental Schedules

[OXY LOGO]

Portions of this presentation are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; competitive pricing pressures; higher than expected costs including feedstock; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure or acquisition.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             OCCIDENTAL PETROLEUM CORPORATION
                                       (Registrant)




DATE:    January 24, 2001    S. P. Dominick, Jr.
                             ---------------------------------------------------
                             S. P. Dominick, Jr.,  Vice President and Controller
                             (Chief Accounting and Duly Authorized Officer)

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